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                                                                      EXHIBIT 21


                              LIST OF SUBSIDIARIES

  The following table sets forth certain information concerning the sole subsidiary of the Company.

                                                   State or Other
                Name                      Jurisdiction of Incorporation
                ----                      -----------------------------
     Shoe Pavilion Corporation                       Washington